Exhibit 99.1

Workday Announces Intent to Acquire Peakon

Combination Will Provide Customers with a Continuous Listening Platform to Elevate Employee Engagement

PLEASANTON, Calif., Jan. 28, 2021 (GLOBE NEWSWIRE) — Workday, Inc. (NASDAQ:WDAY), a leader in enterprise cloud applications for finance and human resources, and Peakon ApS, an employee success platform that converts feedback into actionable insights, have signed a definitive agreement under which Workday will acquire Peakon in an all-cash transaction. With Peakon, Workday will provide organizations with a continuous listening platform, including real-time visibility into employee experience, sentiment, and productivity, to help drive employee engagement and improve organizational performance.

Turning Employee Insights into Actionable Plans, Better Experiences

The events of this past year have changed the world of work as business leaders grapple with uncertainty while needing to support employees like never before. These circumstances have forced organizations to rethink HR strategies and continually adapt approaches to engage, support, and retain talent. This includes consistently cultivating a two-way dialogue to hear, understand, and respond to employees.

To meet this moment, Workday and Peakon will come together with a continuous listening platform that will help customers capture real-time employee sentiment, facilitate ongoing feedback, and access personalized, prescriptive recommendations for actions. The combination will merge intelligent technology from Peakon that determines and distributes surveys and information to the right person at the right time, with the comprehensive employee insight in Workday, to help leaders continually discover and respond to evolving employee feelings, needs, and behaviors. For example, customers will be able to gain better insights and understanding on employee belonging, which will help them more confidently and consistently adjust plans to foster an inclusive workplace culture.

Comments on the News

“Peakon is on the cutting edge of helping organizations turn employee insights into more connected teams and stronger organizations,” said Aneel Bhusri, co-founder and co-CEO, Workday. “Bringing Peakon into the Workday family will be very compelling to our customers—especially following an extraordinary past year that has magnified the importance of having a constant pulse on employee sentiment in order to keep people engaged and productive.”

“By joining forces with Workday, we’re able to accelerate our mission to help every employee drive the change they want to see,” said Phil Chambers, co-founder and CEO, Peakon. “We share Workday’s passion for putting people at the center of technology, and together, we’ll be able to provide customers with the employee insights they need to support rapid change and growth.”

“Listening to employees has become one of the most urgent strategies to build agility, responsiveness, and growth,” said Josh Bersin, global industry analyst. “Workday’s acquisition of Peakon will enable Workday customers to deploy a highly targeted and integrated employee listening strategy, addressing a top priority in employee experience today.”

Details Regarding Proposed Acquisition of Peakon

Under the terms of the definitive agreement, Workday will acquire Peakon for consideration of approximately $700 million in cash, subject to adjustments. The transaction is expected to close in the first quarter of Workday’s fiscal year 2022, ending April 30, 2021, subject to the satisfaction of customary closing conditions, including required regulatory approvals.

Orrick and Bech-Bruun are serving as legal advisors to Workday, and Wilson Sonsini Goodrich & Rosati, Osborne Clarke, and Highbridge are serving as legal advisors to Peakon and its shareholders.

Additional Information

•	Please visit the Workday Blog for more insight into Peakon’s approach to employee engagement: Workday to Acquire Peakon: Why Employee Engagement Matters

About Workday

Workday is a leading provider of enterprise cloud applications for finance and human resources, helping customers adapt and thrive in a changing world. Workday applications for financial management, human resources, planning, spend management, and analytics have been adopted by thousands of organizations around the world and across industries—from medium-sized businesses to more than 45 percent of the Fortune 500. For more information about Workday, visit workday.com.

About Peakon

Founded in Denmark, Peakon is an employee success platform that converts feedback into insights you can put to work. It makes the employee conversation quantifiable and actionable to increase employee engagement – not simply measure it. Peakon’s core belief is that work should work for people. With the largest standardized data set of employee feedback in the world, Peakon provides customized benchmarks and personalized insights to support its mission of helping every employee drive the change they want to see. To date, Peakon has helped organizations like Capgemini, The Adecco Group, Delivery Hero, Staples and easyJet make fundamental changes in how they operate to improve employee experience and drive better business results.

Forward-Looking Statements

This press release contains forward-looking statements related to Workday, Peakon and the acquisition of Peakon by Workday. Statements other than statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits and effects of the proposed transaction; Workday’s plans, objectives, expectations and intentions, and the anticipated timing of closing of the proposed transaction. Risks include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all; (ii) failure to achieve the expected benefits of the transaction; (iii) Workday’s ability to implement its plans, objectives, and other expectations with respect to Peakon’s business and its ability to help drive employee engagement, improve organizational performance, foster an inclusive workplace culture, and support rapid change and growth; (iv) negative effects of the announcement or the consummation of the transaction on Workday’s business operations, operating results, or share price; (v) unanticipated expenses related to the acquisition; and (vi) other risks and factors described in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-Q for the fiscal quarter ended October 31, 2020, and our future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. Workday assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Any unreleased services, features, or functions referenced in this document, our website, or other press releases or public statements that are not currently available are subject to change at Workday’s discretion and may not be delivered as planned or at all. Customers who purchase Workday services should make their purchase decisions based upon services, features, and functions that are currently available.

© 2021 Workday, Inc. All rights reserved. Workday and the Workday Logo are trademarks or registered trademarks of Workday, Inc. registered in the United States and elsewhere. All other brand and product names are trademarks or registered trademarks of their respective holders.

Media Contact:

Allison Kubota, Workday

Media@Workday.com

Investor Relations Contact:

Justin Furby, Workday

IR@Workday.com